Marathon Oil Reports First Quarter 2017 Results
Strong Operational Results; Entered Northern Delaware and Exited Canadian Oil Sands; Raising 2017 E&P Production Guidance

HOUSTON, May 4, 2017 - Marathon Oil Corporation (NYSE:MRO) today reported a first quarter 2017 net loss from continuing operations of $50 million, or $0.06 per diluted share.

During the quarter, Marathon Oil entered into an agreement to sell its Canadian oil sands business, which is now reflected as discontinued operations. The net loss of $4,957 million, or $5.84 per diluted share, includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results, including a non-cash, after-tax impairment charge of $4,962 million from discontinued operations. The adjusted net loss was $57 million, or $0.07 per diluted share.

Highlights

•	E&P production averaged 338,000 net boed, including 8,000 net boed from Libya

•	North America E&P production averaged 208,000 net boed, flat sequentially on a divestiture-adjusted basis and above the top end of guidance

•	Increased production guidance ranges for 2017 E&P to 340,000 - 360,000 net boed and 2017 resource play exit rate to 20-25% (oil and boe) due primarily to the recent Northern Delaware acquisitions

•	Average 30-day IP rate of 990 boed from STACK Meramec Yost spacing pilot (4,650 foot average lateral length), in line with expectations

•	Eagle Ford production up 5% sequentially with average completed well costs of $4 million

•	Four Bakken East Myrmidon wells brought to sales with average 30-day IP rates of 1,875 boed (78% oil)

•	Announced acquisitions totaling 91,000 net surface acres and 5,000 net boed of production in the Permian basin, primarily in the Northern Delaware, for $1.8 billion, excluding closing adjustments

•	Announced divestiture of Canadian oil sands business for $2.5 billion, excluding closing adjustments

•	Ended the quarter with $2.5 billion of cash on the balance sheet

"We’re off to a strong start in 2017, highlighted by our transformative portfolio moves to enter the Northern Delaware basin and exit the Canadian oil sands," said Marathon Oil President and CEO Lee Tillman. “With solid operational execution and strong well results in the first quarter, we held production flat sequentially in the resource plays, and are well positioned to resume high-return production growth there in the second quarter. We're on track to deliver our 2017 capital program, having ramped up resource play activity from 12 to 20 rigs in the first quarter. We've also raised production guidance to reflect our Northern Delaware acquisitions.”

North America E&P
North America Exploration and Production (E&P) production available for sale averaged 208,000 net barrels of oil equivalent per day (boed) for first quarter 2017 with unit production costs of $5.79 per barrel of oil equivalent (boe). On a divestiture-adjusted basis, production was flat with the prior quarter and down 4 percent from the year-ago period.

OKLAHOMA RESOURCE BASINS: The Company's unconventional Oklahoma production averaged 44,000 net boed during first quarter 2017, compared to 45,000 net boed in the prior quarter and up more than 60 percent from the year-ago quarter. Of the 12 gross operated wells brought to sales in the first quarter, five were part of the Company's first operated STACK infill spacing test, the Yost pilot, and the others were focused primarily on STACK lease retention and delineation. The Yost pilot, located in the normally pressured black oil window in central Kingfisher County, successfully tested 107-acre well spacing with completions of approximately 2,500 pounds of proppant per lateral foot. The 30-day initial production (IP) rates from the five new standard-lateral (SL) Yost wells and parent well averaged 990 boed (57% oil). The Company ended the quarter running seven rigs, and plans to average approximately 10 rigs in 2017.

EAGLE FORD: Marathon Oil's production in the Eagle Ford averaged 99,000 net boed in first quarter 2017, up 5 percent compared to 94,000 net boed in the prior quarter, with oil production up 7 percent sequentially. The Company brought 47 gross Company-operated wells to sales in the first quarter with average completed well costs of $4 million, compared to 52 wells to sales in the previous quarter. More than 60 percent of the new wells targeted the Lower Eagle Ford in the high-margin oil window, and those wells continue to deliver outstanding results. The Guajillo South four-well Lower Eagle Ford pad achieved 30-day IP rates averaging 1,690 boed (76% oil), and the Medina Jonas pad had 30-day IP rates that averaged 1,450 boed (84% oil). During the quarter, wells were drilled at an average rate of 2,500 feet per day and a new Company-record was set at more than 4,000 feet per day. Marathon Oil ended the quarter with six rigs and expects to maintain an average of six in 2017.

BAKKEN: In first quarter 2017, Marathon Oil's Bakken production averaged 48,000 net boed compared to the prior quarter's average of 52,000 net boed. The Company brought online four gross Company-operated wells in the quarter from a pad in East Myrmidon, with 30-day IP rates averaging 1,875 boed (78% oil). Three of the wells were completed in the Three Forks formation, with one in the Middle Bakken. The Company ended the quarter running seven rigs, and plans to average approximately six rigs in the Bakken in 2017.

NORTHERN DELAWARE: Marathon Oil closed on its acquisition from BC Operating, Inc. and other entities on May 1, and expects to close its acquisition from Black Mountain Oil & Gas in the second quarter. The two deals combined add 91,000 net surface acres in the Permian Basin, primarily in the Northern Delaware, and production that averaged approximately 5,000 net boed in the first quarter. BC Operating brought five gross wells to sales during the quarter. Marathon Oil currently has one rig drilling in the Northern Delaware and is ramping up to three rigs by mid-year.

International E&P
International E&P production available for sale (excluding Libya) averaged 122,000 net boed for first quarter 2017, down 5 percent from the prior quarter primarily due to planned and unplanned downtime in E.G. and the U.K., but up more than 20 percent over the year-ago quarter. First quarter 2017 unit production costs (excluding Libya) were lower at $3.20 per boe primarily due to timing of liftings. Equatorial Guinea production available for sale averaged 105,000 net boed in first quarter 2017 compared to 109,000 net boed in the previous quarter. U.K. production available for sale averaged 15,000 net boed in first quarter 2017, down from 19,000 net boed in the previous quarter. Marathon Oil had two liftings in Libya, with production available for sale averaging 8,000 net boed in the first quarter.

Guidance
Marathon Oil expects second quarter 2017 North America E&P production available for sale to average 210,000 to 220,000 net boed. Second quarter International E&P production available for sale, excluding Libya, is expected to be within a range of 120,000 to 130,000 net boed.

The Company is raising its full-year 2017 E&P production guidance range primarily due to the inclusion of production from the Northern Delaware acquisitions. For full year 2017, the Company forecasts production available for sale from the combined North America and International E&P segments, excluding Libya, to average 340,000 to 360,000 net boed, about 6 percent higher than 2016 at the midpoint on a divestiture-adjusted basis. U.S. resource plays are expected to return to sequential growth in second quarter 2017, and exit the year with oil and BOE production 20 to 25 percent higher than fourth quarter 2016, providing significant operational momentum into 2018.

Corporate and Special Items
Net cash provided by operating activities from continuing operations was $501 million during first quarter 2017, and net cash provided by continuing operations before changes in working capital was $513 million. Cash additions to property, plant and equipment were $283 million in first quarter 2017. The Company paid $180 million in deposits into escrow related to acquisitions during the quarter. Total liquidity as of March 31 was $5.8 billion, which consists of $2.5 billion in cash and cash equivalents and an undrawn revolving credit facility of $3.3 billion.

The adjustments to net loss from continuing operations for first quarter 2017 total a gain of $62 million before tax, and primarily consist of an unrealized gain on commodity derivatives of $77 million.

Marathon Oil added new derivative positions during the quarter. The Company has now hedged an average 51,000 barrels a day (bpd) in 2017 through a combination of three-way collars with an average weighted floor price of $53.31 and ceiling of $59.70, indexed to NYMEX WTI.

The Company's webcast commentary and associated slides related to Marathon Oil's financial and operational review, as well as the Quarterly Investor Packet, will be posted to the Company's website at http://ir.marathonoil.com as soon as practicable following this release today, May 4. The Company will conduct a question and answer webcast/call on Friday, May 5, at 9:00 a.m. ET. The associated commentary and answers to questions will include forward-looking information. To listen to the live webcast, visit the Marathon Oil website at http://www.marathonoil.com. The audio replay of the webcast will be posted by May 8.

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Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss) and net cash provided by operations before changes in working capital, to evaluate the Company's financial performance between periods and to compare the Company's performance to certain competitors. Management also uses net cash provided by operations before changes in working capital to demonstrate the Company's ability to internally fund capital expenditures, pay dividends and service debt. The Company considers adjusted net income (loss) as another way to meaningfully represent our operational performance for the period presented; consequently, it excludes the impact of mark-to-market accounting, impairment charges, dispositions, pension settlements, and other items that could be considered “non-operating” or “non-core” in nature. These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil's financial and operating performance. These measures should not be considered substitutes for their most directly comparable GAAP financial measures. See the tables below for reconciliations between each non-GAAP financial measure and its most directly comparable GAAP financial measure. Marathon Oil strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company's future performance, business strategy, asset quality, drilling plans, production guidance, capital plans and other plans and objectives for future operations, are forward-looking statements. Words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "guidance," "intend," "may," "plan," "project," "seek," "should," "target," "will," "would," or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the jurisdictions in which the Company operates; risks related to the Company's hedging activities; capital available for exploration and development; the inability for any party to satisfy closing conditions with respect to acquisitions and disposition; drilling and operating risks; well production timing; availability of drilling rigs, materials and labor, including associated costs; difficulty in obtaining necessary approvals and permits; non-performance by third parties of contractual obligations; unforeseen hazards such as weather conditions, acts of war or terrorist acts and the government or military response thereto; cyber-attacks; changes in safety, health, environmental, tax and other regulations; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at www.marathonoil.com. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact:
Lee Warren: 713-296-4103

Investor Relations Contact:
Zach Dailey: 713-296-4140

Consolidated Statements of Income (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(In millions, except per share data)	2017	2016	2016
Revenues and other income:
Sales and other operating revenues, including related party	$954	$898	$566
Marketing revenues	34	38	46
Income from equity method investments	69	65	14
Net gain (loss) on disposal of assets	1	107	(60)
Other income	14	16	4
Total revenues and other income	1,072	1,124	570
Costs and expenses:
Production	151	180	187
Marketing, including purchases from related parties	34	44	46
Other operating	89	111	103
Exploration	28	34	24
Depreciation, depletion and amortization	556	573	549
Impairments	4	19	1
Taxes other than income	39	38	43
General and administrative	109	95	151
Total costs and expenses	1,010	1,094	1,104
Income (loss) from operations	62	30	(534)
Net interest and other	(78)	(76)	(79)
Income (loss) from continuing operations before income taxes	(16)	(46)	(613)
Provision (Benefit) for income taxes	34	1,337	(253)
Income (loss) from continuing operations	(50)	(1,383)	(360)
Discontinued operations (a)	(4,907)	12	(47)
Net income (loss)	$(4,957)	$(1,371)	$(407)
Adjustments for special items from continuing operations (pre-tax):
Net (gain) loss on dispositions	—	(108)	63
Pension settlement	14	10	48
Unrealized (gain) loss on derivative instruments	(77)	21	23
Other	1	(4)	7
Provision (benefit) for income taxes related to special items from continuing operations	—	23	(51)
Valuation Allowance	—	1,346	—
Adjustments for special items from continuing operations:	$(62)	$1,288	$90
Adjusted net income (loss) from continuing operations (b)	$(112)	$(95)	$(270)
Adjustments for special items from discontinued operations (pre-tax):
Canada oil sands business impairment (a)	6,636	—	—
Provision (benefit) for income taxes related to special items from discontinued operations	(1,674)	—	—
Adjusted net income (loss) (b)	$(57)	$(83)	$(317)
Per diluted share:
Income (loss) from continuing operations	$(0.06)	$(1.63)	$(0.49)
Net Income (loss)	$(5.84)	$(1.62)	$(0.56)
Adjusted net income (loss) from continuing operations (b)	$(0.13)	$(0.11)	$(0.37)
Adjusted net income (loss) (b)	$(0.07)	$(0.10)	$(0.43)
Weighted average diluted shares	849	847	730
(a) The Company entered into an agreement to sell its Canadian oil sands business in first quarter 2017. The Canadian oil sands business is reflected as discontinued operations in all periods presented. The discontinued operations presentation has not yet been audited; therefore, reported values are preliminary.
(b) Non-GAAP financial measure. See "Non-GAAP Measures" above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(in millions)	2017	2016	2016
Segment income (loss)
North America E&P	$(79)	$(91)	$(195)
International E&P	93	110	4
Segment income (loss)	14	19	(191)
Not allocated to segments	(64)	(1,402)	(169)
Loss from continuing operations	(50)	(1,383)	(360)
Discontinued operations (a)	(4,907)	12	(47)
Net income (loss)	$(4,957)	$(1,371)	$(407)
Exploration expenses
North America E&P	$26	$37	$18
International E&P	2	(3)	6
Segment exploration expenses	28	34	24
Not allocated to segments	—	—	—
Total	$28	$34	$24
Cash flows
Net cash provided by operating activities from continuing operations	$501	$375	$69
Minus: changes in working capital	(12)	12	3
Total net cash provided from continuing operations before changes in working capital (b)	$513	$363	$66
Net cash provided by operating activities from discontinued operations (a)	95	80	5

Cash additions to property, plant and equipment	$(283)	$(255)	$(441)
(a) The Company entered into an agreement to sell its Canadian oil sands business in first quarter 2017. The Canadian oil sands business is reflected as discontinued operations in all periods presented. The discontinued operations presentation has not yet been audited; therefore, reported values are preliminary.
(b) Non-GAAP financial measure. See "Non-GAAP Measures" above for further discussion.

	Three Months Ended			Guidance(a)
	Mar. 31	Dec. 31	Mar. 31	Q2	Full Year
(mboed)	2017	2016	2016	2017	2017
Net production available for sale
North America E&P (a)	208	212	239	210 - 220
International E&P excluding Libya (b)	122	129	100	120 - 130
Total continuing operations, excluding Libya (b)	330	341	339		340 - 360
Libya	8	8	—
Total continuing operations	338	349	339
(a) The Company closed on asset sales of certain fields within New Mexico and West Texas in July, August, and October 2016. Certain Wyoming assets closed in June and November 2016 and the sale of certain Gulf of Mexico assets closed in February 2016.
(b) Libya is excluded because of the timing of future production and sales levels.

	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
(mboed)	2017	2016	2016
Net production available for sale
North America E&P	208	212	239
Less: Divestitures (a)	—	(3)	(22)
Divestiture-adjusted North America E&P	208	209	217
Divestiture-adjusted total continuing operations	338	346	317
Discontinued operations (b)	45	47	49
(a) Divestitures include the sale of certain New Mexico and West Texas assets in July, August, and October 2016; Wyoming assets closed in June and November 2016 and the sale of certain Gulf of Mexico assets closed in February 2016. These production volumes have been removed from all periods shown in arriving at divestiture-adjusted North America E&P net production available for sale.

(b) The Company entered into an agreement to sell its Canadian oil sands business in first quarter 2017. The Canadian oil sands business is reflected as discontinued operations in all periods presented. The discontinued operations presentation has not yet been audited; therefore, reported values are preliminary.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2017	2016	2016
North America E&P - net sales volumes
Liquid hydrocarbons (mbbld)	158	160	186
Bakken	44	47	53
Eagle Ford	79	74	95
Oklahoma resource basins	25	24	12
Other North America (a)	10	15	26
Crude oil and condensate (mbbld)	118	121	147
Bakken	39	41	47
Eagle Ford	59	54	70
Oklahoma resource basins	12	13	5
Other North America (a)	8	13	25
Natural gas liquids (mbbld)	40	39	39
Bakken	5	6	6
Eagle Ford	20	20	25
Oklahoma resource basins	13	11	7
Other North America (a)	2	2	1
Natural gas (mmcfd)	304	315	315
Bakken	21	26	25
Eagle Ford	122	119	154
Oklahoma resource basins	115	123	89
Other North America (a)	46	47	47
Total North America E&P (mboed)	208	212	239
International E&P - net sales volumes
Liquid hydrocarbons (mbbld)	50	64	32
Equatorial Guinea	29	32	25
United Kingdom	7	22	7
Libya	12	10	—
Crude oil and condensate (mbbld)	37	52	23
Equatorial Guinea	18	20	16
United Kingdom	6	22	7
Libya	12	10	—
Natural gas liquids (mbbld)	13	12	9
Equatorial Guinea	12	12	9
United Kingdom	1	—	—
Natural gas (mmcfd)	461	482	382
Equatorial Guinea	438	454	351
United Kingdom (b)	23	28	31
Total International E&P (mboed)	126	145	96
Total continuing operations - net sales volumes (mboed)	334	357	335
Discontinued operations - net sales volumes (mboed)(c)	60	62	59
Total Company - net sales volumes (mboed)	394	419	394
Net sales volumes of equity method investees
LNG (mtd)	6,147	6,743	4,322
Methanol (mtd)	1,307	1,316	1,280
Condensate and LPG (boed)	14,546	15,381	10,208
(a) Includes Gulf of Mexico, Wyoming, New Mexico, and other conventional onshore U.S. production. The sale of certain Gulf of Mexico assets closed in February 2016, Wyoming in June 2016 and November 2016, New Mexico and West Texas in July, August, and October 2016.

(b) Includes natural gas acquired for injection and subsequent resale of 7 mmcfd, 5 mmcfd, and 5 mmcfd in the first quarter of 2017, fourth and first quarters of 2016, respectively.
(c) Includes blendstocks. The Company entered into an agreement to sell its Canadian oil sands business in first quarter 2017. The Canadian oil sands business is reflected as discontinued operations in all periods presented. The discontinued operations presentation has not yet been audited; therefore, reported values are preliminary.

Supplemental Statistics (Unaudited)	Three Months Ended
	Mar. 31	Dec. 31	Mar. 31
	2017	2016	2016
North America E&P - average price realizations (a)
Liquid hydrocarbons ($ per bbl)	$41.13	$39.00	$24.00
Bakken	44.79	41.96	26.00
Eagle Ford	40.49	38.16	23.02
Oklahoma resource basins	35.47	34.28	19.41
Other North America (b)	43.81	41.69	25.51
Crude oil and condensate ($ per bbl) (c)	$48.46	$45.89	$28.21
Bakken	48.75	46.28	28.78
Eagle Ford	48.18	45.96	28.65
Oklahoma resource basins	49.07	46.30	29.74
Other North America (b)	48.24	43.78	25.66
Natural gas liquids ($ per bbl)	$19.33	$17.31	$8.12
Bakken	15.35	11.97	3.47
Eagle Ford	18.12	16.34	7.05
Oklahoma resource basins	22.59	20.79	11.86
Other North America (b)	21.52	24.56	23.47
Natural gas ($ per mcf) (d)	$3.02	$2.87	$2.02
Bakken	3.27	2.63	2.09
Eagle Ford	2.85	2.91	1.98
Oklahoma resource basins	3.16	2.90	2.03
Other North America (b)	3.03	2.82	2.10
International E&P - average price realizations
Liquid hydrocarbons ($ per bbl)	$38.64	$37.85	$22.66
Equatorial Guinea	26.52	26.60	20.43
United Kingdom	53.98	45.02	30.20
Libya	58.36	57.69	—
Crude oil and condensate ($ per bbl)	$50.41	$46.14	$30.95
Equatorial Guinea	43.27	41.60	30.93
United Kingdom	56.51	45.18	30.72
Libya	58.36	57.69	—
Natural gas liquids ($ per bbl)	$3.86	$1.72	$2.20
Equatorial Guinea (e)	1.00	1.00	1.00
United Kingdom	38.99	32.58	23.56
Natural gas ($ per mcf)	$0.55	$0.53	$0.60
Equatorial Guinea (e)	0.24	0.24	0.24
United Kingdom	6.33	5.39	4.61
Discontinued Operations - Average Price Realizations ($ per boe)(f)
Oil Sands Mining - Synthetic crude oil ($ per bbl)	$47.63	$43.35	$26.41
Benchmark
WTI crude oil (per bbl)	$51.78	$49.29	$33.63
Brent (Europe) crude oil (per bbl)(g)	$53.68	$49.19	$33.70
Henry Hub natural gas (per mmbtu)(h)	$3.32	$2.98	$2.09
(a) Excludes gains or losses on derivative instruments.
(b) Includes Gulf of Mexico, Wyoming, New Mexico, and other conventional onshore U.S. production. The sale of certain Gulf of Mexico assets closed in February 2016, Wyoming in June 2016 and November 2016, New Mexico and West Texas in July, August, and October 2016.
(c) Inclusion of realized gains on crude oil derivative instruments would have increased average price realizations by $0.34, $0.32, and $1.64, for the first quarter of 2017, and fourth and first quarters of 2016, respectively.

(d) Inclusion of realized gains (losses) on natural gas derivative instruments would have a de minimus impact on average price realizations for the periods presented.
(e) Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International E&P segment.
(f) The Company entered into an agreement to sell its Canadian oil sands business in first quarter 2017. The Canadian oil sands business is reflected as discontinued operations in all periods presented. The discontinued operations presentation has not yet been audited; therefore, reported values are preliminary.
(g) Average of monthly prices obtained from Energy Information Administration ("EIA") website.
(h) Settlement date average per mmbtu.